Morgan Stanley Institutional Fund, Inc. - Focus Growth Portfolio
Item 77O- Transactions effected pursuant to Rule 10f-3

Securities Purchased:	Yandex NV
Purchase/Trade Date:	5/24/2011
Size of Offering/shares: 52,174,088 shares
Offering Price of Shares: $25.000
Amount of Shares Purchased by Fund:  2,086
Percentage of Offering Purchased by Fund: 0.004
Percentage of Funds Total Assets: 0.21
Brokers: Morgan Stanley, Deutsche Bank Securities,
Goldman, Sachs & Co., Piper Jaffray, Pacific Crest Securities
Purchased from:  Deutsche Bank Securities